As filed with the Securities and Exchange Commission on February 15,
   1996
                                                  Registration No. 33-65463


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               AMENDMENT NO. 1

                                      TO

                                   Form S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                             RENTRAK CORPORATION

              (Exact name of Registrant as specified in charter)

 Oregon                   7227 N.E. 55th Avenue          93-0780536
 (State of incorporation) Portland, Oregon 97218        (I.R.S. Employer
                          (Address of principal executive Identification Number) offices)

                          Telephone Number:  (503) 284-7581


                                              F. Kim Cox
                                       Executive Vice President
                                          Rentrak Corporation
                                         7227 N.E. 55th Avenue
                                        Portland, Oregon 97218
                                        (Name and address of agent for
                                         service)

                                       Telephone Number:  (503) 284-7581

  Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [ X ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
   offering. [   ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
   registration statement for the same offering. [   ]
         If delivery of the prospectus is expected to be made pursuant to
   Rule 434, please check the following box. [     ]


                  CALCULATION OF ADDITIONAL REGISTRATION FEE
                                                        Proposed       Proposed    Amount of
    Title of Each Class of Securities   Amount to be     Maximum       Maximum     Registrat
             to be Registered            Registered     Offering      Aggregate     ion Fee
                                                        Price Per      Offering
                                                         Share          Price

   Common Stock, $0.001 par value         939,000       $4.875(2)     $4,577,625     $1579
                                         shares (1)
   Preferred Share Purchase Rights     939,000(3)(4)       (4)           (4)         $100


   (1) The Registrant has previously filed for the registration of 878,000 shares for which it paid a registration fee of $1,538.
   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq National Market on February 12, 1996.
   (3) The Registrant has previously filed for the registration of 878,000 Rights for which it paid a registration fee of $100.
   (4)   Rights are attached to and trade with Common Stock of the Company.
         The value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




   PROSPECTUS


                               1,817,000 Shares
                             RENTRAK CORPORATION
                        Common Stock ($.001 par value)


         This Prospectus relates to 1,817,000 shares of Common Stock (the "Shares") of Rentrak Corporation (the "Company") to be offered from time to time by certain shareholders of the Company named in this Prospectus (the "Selling Shareholders"). All of the Shares offered hereunder are to be sold on behalf of the Selling Shareholders, and the Company will not receive any proceeds from the sale of the Shares. The Shares covered hereby include 939,000 shares of Common Stock held by certain Selling Shareholders issuable upon exercise of warrants held by such persons prior to the offering made by this Prospectus; this Prospectus does not cover such warrants, only the shares of Common Stock issuable upon exercise thereof. The Company has been advised that the Selling Shareholders expect to offer the Shares in the over-the-counter market on the Nasdaq National Market, through negotiated transactions or otherwise, or in private transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at prices otherwise negotiated. The aggregate proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate brokers' commissions, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the Shares. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sale of the Shares hereunder. See "Selling Shareholders" and "Plan of Distribution."

         See "Risk Factors" commencing on page six for certain considerations relevant to an investment in the common stock.

         The Shares were issued by the Company to the Selling Shareholders pursuant to (1) the Asset Purchase Agreement dated August 25, 1995 (the "Supercenter Agreement") by and among the Company, Supercenter Entertainment Corporation, a Delaware corporation ("Supercenter"), and Jack Silverman, (2) the Warrant Agreement dated September 11, 1992 (the "1992 Fox Warrant") between the Company and Twentieth Century Fox Film Corporation ("Fox") and the Warrant Agreement dated July 22, 1994 between the Company and Fox (the "1994 Fox Warrant"), and (3) the Warrant Agreement dated July 22, 1994 (the "Disney Warrant") between the Company and The Walt Disney Company ("Disney"). See "The Company" and "Selling Shareholders."


         The Common Stock of the Company is traded on the over-the-counter Nasdaq National Market under the symbol "RENT." On February 13, 1996 the last reported sale price for the Common Stock of the Company as reported on the Nasdaq National Market was $4.625 per share.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Prospectus is February 15, 1996


                            AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements and other information concerning the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of its Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1450, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed a registration statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act concerning the Shares covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company's Common Stock is traded on the over-the-counter market on the Nasdaq National Market. Reports and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006. The Company furnishes its shareholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995.

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995.

         3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995.

         4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995.


         5.    The Company's 1995 Proxy Statement.

         6. The Company's Current Reports on Form 8-K dated as of May 18, 1995 (filed on June 2, 1995), August 25, 1995 (filed on September 1, 1995), August 31, 1995 (filed on September 15,
               1995) and August 31, 1995 (filed on November 14, 1995).


         7. The description of the Common Stock of the Company which is contained in the Registration Statement on Form 8-A of the Company filed pursuant to the Exchange Act, including any amendment or reports filed for the purpose of updating such description.


         All documents and any definitive proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement and this Prospectus or any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates by reference). Requests should be directed to: F. Kim Cox, Executive Vice President, Rentrak Corporation, 7227 N.E. 55th Avenue, Portland, Oregon 97218; (503) 284-7581.

         No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

                              TABLE OF CONTENTS


   Available Information   . . . . . . . . . . . . . . . . . . . . . . .  2
   Incorporation of Certain Information by Reference   . . . . . . . . .  2
   The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . 10
   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . 12
   Legal Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                 THE COMPANY

         The Company's primary business is the distribution of pre-recorded video cassettes to home video specialty stores under its Pay Per Transaction program. In addition, the Company operates a number of "store within a store" retail video outlets which rent and sell video cassettes in Wal-Mart and K-Mart stores. The Company also operates a number of retail stores which sell professional and college licensed sports apparel merchandise. Unless the context otherwise requires, all references herein to the Company refer to Rentrak Corporation and its wholly owned subsidiaries.

         PPT System. The Company distributes pre-recorded video cassettes ("Cassettes") principally to home video specialty stores under its Pay Per Transaction program (the "PPT System"). The PPT System enables home video specialty stores and other retailers, including grocery stores and convenience stores, who rent Cassettes to consumers ("Retailers") to obtain Cassettes at a significantly lower initial cost than if they purchased the Cassettes from conventional video distributors. Under the PPT System, after the Retailer pays a processing fee (the "Processing Fee") to the Company and is approved for participation in the PPT System, Cassettes are leased to the Retailer for a one-time fee (the "Handling Fee") plus a percentage of revenues generated by Retailers from rentals or sales to consumers (the "Transaction Fee"). The Company pays the appropriate owner of the Cassette's distributions rights, usually motion picture producers, licensees or distributors ("Program Suppliers") fees which are calculated based upon the Company's revenues from Retailers. The anticipated benefit to the Retailer is a higher volume of rental transactions, as well as a reduction in capital cost and risk. The anticipated benefit to the Program Supplier is an increase in the total number of Cassettes shipped, resulting in increased revenues and opportunity for profit. The anticipated benefit to the consumer is the potential of finding more copies of certain newly released hit titles and a greater selection of other titles at Retailers participating in the PPT System. The Company markets its PPT System throughout the United States and Canada. The Company also owns a twenty-five percent interest in a Japanese corporation which markets a similar system to video retailers in Japan.

         To participate in the PPT System, Retailers must have approved computer software and hardware to process all of their rental and sale transactions. The Company's Rentrak Profit Maker Software resides on the Retailers' point of sale computer system and transmits a record of PPT transactions to the Company over a telecommunications network and assists the Retailer in ordering newly released titles and in managing Cassette inventory. The Company's computer systems process these transactions and transmit information to Retailers on new titles.

         Retail Video "Store Within A Store" Outlets -- BlowOut Entertainment. In a series of acquisitions culminating in May 1995, the Company acquired a fifty-seven percent (57%) interest in Entertainment One, Inc., a Delaware corporation ("E-1"). E-1 operates "store within a store" retail video outlets which rent and sell video cassettes, video games, computer games and programs, and CD-ROM titles in Wal-Mart Supercenter stores under the trade name "Blowout Video." In December 1995, the Company converted approximately $3 million of E-1 debt into E-1 common stock, increasing its interest in E-1 to approximately ninety-three percent (93%). As of December 31, 1995, E-1 operated 78 stores in Wal-Mart Supercenter stores, all of which are participating retailers in the PPT System. As of December 31, 1995, only 22 of the E-1 stores had been open for more than a year, and E-1 had not generated a profit.



         On August 31, 1995, the Company acquired certain assets of Supercenter Entertainment Corporation, a Delaware corporation ("Supercenter"), consisting of 45 retail video "store within a store" outlets in Wal-Mart Supercenter stores and 25 retail video outlets in K-Mart and K-Mart "SuperK" stores. Like the E-1 outlets, the acquired stores are operated under the trade name "Blowout Video" and are participating Retailers in the PPT System. These operations were significantly expanded over the last year and to date have not generated a profit.



         In early 1996, the Company and E-1 intend to reorganize the BlowOut Video retail business into a single corporation to be named BlowOut Entertainment, Inc. ("BlowOut Entertainment"), which following such reorganization would be owned by Rentrak and the other current shareholders of E-1. Unless the context otherwise requires, all references herein to BlowOut Entertainment refer to the combined "store within a store" video operations of the Company and E-1, and assumes that such reorganization has been effected.



         BlowOut Entertainment operates "store within a store" video outlets primarily in Wal-Mart stores and K-Mart stores. BlowOut Entertainment has entered into master leases with both Wal-Mart and K-Mart. Each individual video outlet lease under the Wal-Mart and K-Mart master leases is for a five-year term with an option to extend for an additional five years. Although the master leases do not require BlowOut Video to open additional video outlets in either Wal-Mart or K-Mart stores, and do not require Wal-Mart or K-Mart to lease additional video outlets to BlowOut Entertainment, BlowOut Entertainment has committed to Wal-Mart to open video outlets within 45 Supercenters in 1996. Wal-Mart has recently announced that it intends to open
   110 Supercenters during 1996. Assuming Wal-Mart consents to leasing additional video outlets in such stores and assuming sufficient capital resources are available, it is BlowOut Entertainment's intention to open additional video outlets in many of such Supercenters. It is anticipated that BlowOut Entertainment will incur substantial opening and start-up costs in connection with the opening of additional stores (currently estimated to be $100,000 per store) and require substantial management resources to open each store. BlowOut Entertainment is currently exploring the possibility of obtaining debt and equity financing from various private investors and is working with investment banking firms to explore these and other possible equity financings. There can be no assurance that BlowOut Entertainment will be able to obtain sufficient capital on reasonable terms or that it will be able to attract and retain a sufficient number of skilled store managers to implement its growth strategy. BlowOut Entertainment's "store within a store" video operations have not generated a profit and there can be no assurance that they will generate a profit in the foreseeable future.


         Sports Apparel Retailing - The Pro Image, Inc. and Team Spirit, Inc. As of December 1, 1995, the Company, through its wholly owned subsidiaries, The Pro Image, Inc. ("TPI") and Team Spirit, Inc. ("Team Spirit"), owned or franchised approximately 240 retail outlets which sell sports-oriented products and apparel featuring products licensed by college and professional sports teams. The Company's sports apparel retail outlets are primarily nocated in 45 states and Canada. The Company also has a limited number of franchised stores in Mexico, Germany and Japan.

         The Company currently believes it may be beneficial to operate its retail sports apparel business and the BlowOut Entertainment business independently of the Company's PPT operations. In this regard, the Company is currently exploring possible alternatives to restructure the TPI and the BlowOut Entertainment business to achieve this end. In conjunction with any such restructuring, the Company could be required to take substantial write downs, primarily of intangible assets.

         The Company was incorporated in Oregon in 1977 and until September 1988 operated under the name "National Video, Inc." Initially, the Company's principal business activity was the sale of franchises for the operation of video specialty stores. In September 1988, the Company sold its franchise operations in order to develop the PPT System, which is now the Company's primary business. The Company's principal executive offices are located at 7227 N.E. 55th Avenue, Portland, Oregon 97218 ((503) 284-7581).


                                 RISK FACTORS

         In addition to the material contained, or incorporated by reference elsewhere, in this Prospectus, investors should carefully consider the following factors.

   PPT Business

         Dependence on PPT System. A substantial portion of the Company's revenues (approximately 71% in fiscal year 1995) are derived from the PPT System. The Company began to market the program in January 1989. Although the Company has continued to expand its distribution system, there can be no assurance that the Company will be able to continue to market the PPT System successfully or that the Company will realize profits from its operations in the future.

         Acquisition of Cassettes for Distribution. The Company's success depends, among other things, on its ability to provide a sufficient quantity and variety of Cassettes to Retailers. This in turn depends on the willingness of Program Suppliers to supply the Company with Cassettes on acceptable terms and conditions. The Company's existing arrangements with Program Suppliers are of varying duration, scope and formality. In the nine month period ended December 31, 1995, Cassettes supplied by the Company's two largest Program Suppliers (the "Major Suppliers") accounted for twenty-eight percent (28%) and fourteen percent (14%) of its revenues, respectively. Cassettes from no other Program Supplier accounted for more than ten percent (10%) of the
   Company's revenues during the same period.   During the last three
   years, the Company has not experienced any material difficulty in acquiring Cassettes which are suitable for the Company's markets on acceptable terms and conditions from Program Suppliers. Moreover, the Company continues to seek involvement of additional Program Suppliers. Based upon existing commitments from Program Suppliers and past experience, the Company currently has, and believes that for the reasonably foreseeable future it will have, an adequate supply of Cassettes, on acceptable terms and conditions, which are suitable for the Company's markets. There can be no assurance, however, that Program Suppliers will continue to distribute through the PPT System, continue to have available for distribution Cassettes which the Company can distribute on a profitable basis, or continue to remain in business. In addition, some of the Company's agreements with Program Suppliers may be terminated upon a relatively short notice, and any such termination or other discontinuation of its supply of Cassettes, including with respect to either of its Major Suppliers, could have a material adverse effect on the revenues of the Company. Even if Cassettes are otherwise available from Program Suppliers to the Company, there can be no assurance that they will be made available on terms acceptable to the Company.

         Certain Program Suppliers have requested financial or performance commitments from the Company, including advances, letters of credit or guarantees as a condition to obtaining certain titles. In certain cases, the Company has provided such commitments to induce Program Suppliers to begin participation in the PPT System and to demonstrate its financial benefits. The Company determines whether to provide such commitments on a case-by-case basis, depending upon the Program Supplier's success with such titles prior to home video distribution and the Company's assessment of expected success in home rental distribution. This practice could result in losses which may be material.

         Turnover of Retailers; Compliance with PPT System Policies; Retailer Financing Program. The video retail market is subject to a significant turnover of Retailers each year due to such factors as business failure, consolidation or acquisition. In addition, Retailers who remain in business may experience adverse operating results which would affect their ability to make payments to the Company. There can be no assurance that changes adverse to Retailers may not occur which might have a material adverse effect on the Company's operations.

         Moreover, certain Retailers in the past have failed to follow the Company's policies for handling Cassettes, rental transactions and reporting. Although the Company has compliance standards, audit procedures and computerized transaction monitoring which can lead to the expulsion of a non-complying participating Retailer from the PPT System, there can be no assurance that such procedures will adequately guard against abuses of the Company's policies. The inability to adequately prevent such abuses could have a material adverse effect on the Company's operations.

         The Company has established a retailer financing program whereby the Company will provide financing on a selective basis to certain Retailers which the Company believes demonstrate prospects for substantial growth in the industry. In connection with these financings, the Company typically makes a loan and/or equity investment in the Retailer. Each loan or investment generally ranges from $200,000 to $2.0 million. As part of such financing, the Retailer typically agrees to cause all of its current and future retail locations to participate in the PPV System for a designated period of time. The Board of Directors has authorized up to $14 million to be used in connection with the Company's retailer financing program, and as of December 31, 1995, the Company had loaned or invested approximately
   $7.1 million. At this time, the Company does not anticipate making additional loans or investments under this program. These financings are speculative in nature and involve a high degree of risk, and no assurance can be given that the Company will earn a satisfactory return, if any, from such investments. As of December 31, 1995, the Company had reserved approximately $1.9 million, or 26% of the total amount the Company had made in loans and investments under its retailer financing program. In this regard, the Company's acquisition of its initial interest in E-1 resulted from an investment made pursuant to its retailer financing program.

         Seasonality of the Home Video Industry. Program Suppliers tend to introduce hit titles during two periods of the year, the early summer and the Christmas holiday season. Since the release to home video usually follows the theatrical release by approximately six months (though significant variations do occur with respect to certain titles), the seasonal peaks for home video also generally occur during the early summer and the Christmas holiday season. The Company believes that its volume of rental transactions reflects, in part, this seasonal pattern, although growth in the numbers of Program Suppliers, titles available to the Company and participating Retailers may tend to obscure any seasonal effect. The Company believes that such seasonal variations may be reflected in future quarterly patterns of its revenues and earnings.

         Competition in the Video Distribution Industry. The home video industry is highly competitive. The Company has one direct competitor presently distributing cassettes on a basis similar to the PPT System, SuperComm, Inc., a wholly-owned subsidiary of The Walt Disney Company, which has thus far concentrated its efforts primarily in the supermarket industry. In addition, the Company faces substantial competition from conventional distributors. Many of the Company's competitors, including SuperComm, Inc., have existing distribution networks, long-standing relationships with Program Suppliers and Retailers, and/or significantly greater financial resources than the Company.

         Competition from Alternative Delivery Technologies. In addition to the direct competition described above, the Company faces indirect competition from alternative delivery technologies which are intended to provide video entertainment directly to the consumer. These technologies include: (1) direct broadcast satellite transmission systems, which broadcast movies in digital form direct from satellites to small antennas in the home; (2) cable systems which may transmit digital format movies to the home over cable systems employing fiber optic technology; and (3) pay cable television systems which may employ digital data compression techniques to increase the number of channels available and hence the number of movies which can be transmitted. Another source of indirect competition comes from Program Suppliers releasing titles intended for "sell-through" rather than rental to consumers at approximately $10 to $30. To date, such "sell-through" pricing has generally been limited to certain newly released hit titles with wide general family appeal. As the Company's business is dependent upon the existence of a home video rental market, a substantial shift in the video business to alternative technologies or "sell-through" policies could have a material adverse effect on the Company's operations.

         Dependence on Computerization. The success of the PPT System depends, among other things, on the ability of the Company to track each rental or sale of Cassettes which are in the PPT System. The Company continues to expand and refine its computer system. There can be no assurance that the Company will not experience future problems with computer software or hardware, and such problems could have a material adverse effect on the Company's operations.

   Retail Video Business

         Expansion Strategy; Lack of Profitability. BlowOut Entertainment is following an aggressive expansion and growth strategy for opening additional "store within a store" outlets in Wal-Mart and K-Mart stores in 1996. Substantial capital outlays are required to open each new store. The Company does not anticipate that its current credit facilities will be sufficient to fund all of the planned expansion, and as a result BlowOut Entertainment may have to obtain other debt or equity financing or expand less aggressively.
   BlowOut Entertainment is currently exploring the possibility of obtaining debt and equity financing from various private investors and is working with investment banking firms to explore these and other possible equity financings. There can be no assurance that any such financing will be available on terms acceptable to BlowOut Entertainment or that BlowOut Entertainment will be able to acquire such additional financing as quickly as may be required to successfully implement BlowOut Entertainment's current growth plans. In addition, management resources will be required to expand these operations. There can be no assurance that BlowOut Entertainment will be able to attract and retain a sufficient number of skilled store managers to implement this growth strategy. Furthermore, the BlowOut Entertainment business has not operated at a profit, and there can be no assurance that it will be able to meet the demands of a growth strategy and operate at a profit at any time in the foreseeable future.


         Dependence on Wal-Mart and K-Mart. BlowOut Entertainment has entered into master leases with Wal-Mart and K-Mart, respectively, for its stores. The master leases provide for an initial five-year term for each new store, with an additional five-year optional renewal term. Either party to the Wal-Mart lease can elect to close stores which fail to generate a minimum level of revenues, and any such closure at the request of BlowOut Entertainment would require BlowOut Entertainment to pay Wal-Mart a termination fee (equal to $3,000) for each store closed. BlowOut Entertainment does not have any exclusive right to open stores or any control over the geographic area or market in which the new stores will be located. The master leases also allow Wal-Mart or K-Mart, under certain conditions, to restrict the ability of BlowOut Entertainment to sell videocassette titles which are being sold in particular Wal-Mart or K-Mart stores, respectively.


         BlowOut Entertainment is highly dependent on its relationships with its host stores. There can be no assurance that Wal-Mart or K-Mart will open additional stores in locations which are commercially viable for retail video operations, or that the number of future stores opened by Wal-Mart or K-Mart will meet BlowOut Entertainment's current expansion plans. Either host store could change its development or operation plans at any time, and there can be no assurance that BlowOut Entertainment will be able to operate stores within either the Wal-Mart or K-Mart stores for any period of time following the terms provided in the master leases. Furthermore, if either Wal-Mart or K-Mart terminates its relationship with BlowOut Entertainment, there can be no assurance that BlowOut Entertainment could find a suitable national retail mass merchant with sufficient stores to support their "store within a store" retail concept. At the present time, BlowOut Entertainment is the only video rental retailer operating "store within a store" video outlets in Wal-Mart stores. Management believes that Wal-Mart's strategy is to have more than one vendor operating these types of outlets, and therefore, there can be no assurance that Wal-Mart will not lease space to one or more additional video retailers.


         Geographic Diversity; Efficiencies of Operations. BlowOut Entertainment operates "store within a store" outlets in 21 different states. The geographic diversity of these states poses special challenges with respect to store management, inventory controls and communications. The opening of additional stores in new states or regions could lead to redundancies and inefficiencies in operations.


         Competition. The video rental industry is highly competitive, with numerous national, regional and local video operators. Competitors such as Blockbuster Video have substantially greater financial resources and marketing capabilities. Because a majority of the Wal-Mart and K-Mart stores in which BlowOut Entertainment operates retail video outlets are located in rural areas, the video operations also face competition from supermarket rental operations, one of the fastest growing segments of the video rental market. In addition, BlowOut Entertainment competes with a number of other leisure and retail entertainment providers, including television, movie theaters, bowling alleys and sporting events.



         Alternative Delivery Technologies. BlowOut Entertainment's retail video operations are subject to the same competition from alternative delivery technologies for home video entertainment as the PPT System. See the Risk Factor "Alternative Delivery Technologies" under PPT Business for further information.



         Quarterly Fluctuations. Future operating results may be affected by the number and timing of store openings, the quality of new release titles available for rental and sale, weather and other special and unusual events. Spending on entertainment items such as video rentals and purchases is discretionary and may be particularly susceptible to regional and national economic conditions. In addition, any concentration of new store openings and related new store pre-opening costs near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter. Operating results for BlowOut Entertainment's retail video operations may also be affected by seasonal fluctuations in the release of home video titles. See the Risk Factor "Seasonality of the Home Video Industry" under PPT Business for further information.



         Integration of Retail Video Operations into Rentrak. Through its acquisition of the Supercenter operations and a controlling interest in E-1, the Company has significantly increased the overall level and scope of its business operations. The expansion in the scope of the Company's operations has resulted in a need for a significant investment in infrastructure and systems. The challenges of BlowOut Entertainment's expansion are expected to be magnified with the opening of additional outlets. These challenges include, without limitation, securing adequate financial resources to successfully integrate and manage the operation, retention of key employees, integration of the outlets into the PPT Program and consolidation of certain operations, each of which could pose significant challenges. BlowOut Entertainment's inability to meet these challenges could adversely affect their ability to expand or attain profitability for the retail video operations.


   Sports Apparel Business

         Competition. The Company's sports apparel business faces intense competition for customers and for suitable store locations from a variety of retailers. TPI and Team Spirit compete with traditional and specialty retailers (regional chains, specialty stores, local operators and mail order companies), mass merchandisers (discount stores and department stores) and large format retailers (warehouse and superstore operators). Some of these competitors have substantially greater resources than the Company.

         Seasonality. The sports apparel businesses is heavily dependent upon the Christmas holiday selling season. It is estimated that approximately between 30% to 40% of the Company's revenues from its sports apparel business and substantially all of its profits are generated during that time period. Any substantial decrease in sales for such period could have a material adverse effect on the profitability of the Company's sports apparel business. Sales during the 1995 Christmas holiday selling season at retail sports apparel stores owned or franchised by the Company were lower than sales during such season in recent years.

         Economic Conditions. The retail sports apparel industry is dependent upon the economic environment and the level of consumer spending. Spending on items sold in the Company's sports apparel business is discretionary and may be particularly susceptible to regional and national economic conditions. There can be no assurance that a prolonged economic recession would not have a material adverse effect on the Company's sports apparel business.

   Dependence on Key Personnel

         The Company's future success depends on the continued contributions of Ron Berger, the Company's founder and Chief Executive Officer. The loss of Mr. Berger's services could have a material adverse effect on the Company's operations. There can be no assurance that the Company could find a suitable replacement in a timely manner. The Company maintains a $5.0 million "key man" life insurance policy on Mr. Berger and has entered into an employment agreement with Mr. Berger that expires on May 31, 1999.

                             SELLING SHAREHOLDERS

         The following table identifies each of the Selling Shareholders and provides certain information with respect to the Shares beneficially held and to be offered under this Prospectus from time to time by each Selling Shareholder.

                                                                        Number of Shares to
                                                      Number of         be Acquired Upon
                Name                                 Shares Held        Warrant Exercise
                Jack Silverman                        600,000                  -----
                James Robert Silverman                 50,000                  -----
                Linda Ann Carlquist                    50,000                  -----
                Robert Joel Silverman                  50,000                  -----
                Steven Charles Silverman               50,000                  -----
                David A. Silverman                     50,000                  -----
                Rita A. Brown                          26,000                  -----
                Paul Gerson                             1,000                  -----
                Harold W. Heyer, Jr.                    1,000                  -----
                The Walt Disney Company                 -----               569,500 (1)
                Twentieth Century Fox
                  Film Corporation                      -----               369,500 (2)

                                 Total                878,000               939,000
                    __________________________


         (1) Disney obtained warrants to acquire 2,673,750 shares of Common Stock from the Company on July 22, 1994 pursuant to the Disney
   Warrant, of which warrants to acquire a total of 569,500 Shares are currently exercisable. The exercise price under the Disney Warrant is $7.13 per share. In connection with the Disney Warrant, the Company agreed to file a registration statement with the Commission covering the Shares issuable to Disney upon exercise of such warrants and to indemnify Disney against claims made against it arising out of, among other things, statements or omissions made in such registration statement, including the prospectus contained therein. The Company and Disney entered into the Disney Warrant in connection with the Company's execution of a pay-per-transaction agreement with Buena Vista Pictures
   Distribution, Inc. in July 1994 (the "Buena Vista Agreement"). In addition to the 569,500 Shares beneficially held by Disney covered by this Prospectus, under the Disney Warrant, warrants to acquire an additional 854,250 shares of Common Stock will become exercisable over the next three years, warrants to acquire up to an additional 750,000 shares of Common Stock will become exercisable in the event that certain performance targets under the Buena Vista Agreement are met, and warrants to acquire an additional 500,000 shares of Common Stock will become exercisable in the event the Buena Vista Agreement is renewed, subject to certain terms and conditions. The additional shares of Common Stock underlying such warrants are not covered by this prospectus. Except for the foregoing, the Company is unaware of any material relationship between Disney and the Company in the past three years.


         (2)    Fox obtained warrants to acquire 800,000 shares of Common
   Stock from the Company on September 11, 1992 pursuant to the 1992 Fox
   Warrant and warrants to acquire 423,750 shares of Common Stock from the Company on July 22, 1994 pursuant to the 1994 Fox Warrant. Of the warrants issued pursuant to the 1992 Fox Warrant, warrants to acquire
   800,000 shares of Common Stock are currently exercisable. Of the warrants issued pursuant to the 1994 Fox Warrant, warrants to acquire
   169,500 shares of Common Stock are currently exercisable.  The 369,500
   Shares being registered hereunder on behalf of Fox represent 200,000
   Shares issuable pursuant to the 1992 Fox Warrant plus 169,500 Shares issuable pursuant to the 1994 Fox Warrant. The exercise price under the 1992 Fox Warrant is $7.14 per share and the exercise price under the 1994 Fox Warrant is $7.13 per share. In connection with both Fox
   Warrants, the Company agreed to file a registration statement with the Commission covering the Shares issuable to Fox upon exercise of such warrants and to indemnify Fox against claims made against it arising out of, among other things, statements or omissions made in such registration statement, including the prospectus contained therein. The
   Company and Fox entered into the 1992 Fox Warrant in connection with the Company's execution of the Pay-Per-Transaction Agreement dated as of September 11, 1992 with FoxVideo, Inc. (the "Fox Agreement"). The
   Company and Fox entered into the 1994 Fox Warrant pursuant to the 1992
   Fox Warrant and in connection with the Company's execution of the Buena
   Vista Agreement. In addition to the 369,500 Shares beneficially held by Fox covered by this Prospectus, (i) under the 1992 Fox Warrant, warrants to acquire an additional 600,000 shares of Common Stock are exercisable and the shares underlying such warrants were previously registered with the Commission and warrants to purchase an additional 200,000 shares of Common Stock will be issued and become exercisable on September 11, 1997 in the event the Fox Agreement is renewed, subject to certain terms and conditions, and (ii) under the 1994 Fox Warrant, warrants to acquire an additional 254,250 shares of Common Stock will become exercisable over the next three years. The additional shares of Common Stock underlying such warrants are not covered by this prospectus. Except for the foregoing, the Company is unaware of any material relationship between Fox and the Company in the past three years.


         All of the Shares offered hereby are to be sold on behalf of the Selling Shareholders, and the Company will not receive any proceeds from the sale of the Shares. Because the Selling Shareholders may sell all or part of their Shares pursuant to this Prospectus, and this Offering is not being underwritten, no estimate can be given as to the number of and percentage of Shares that will be held by the Selling Shareholders upon termination of this Offering. If all the Shares listed below are sold, the Selling Shareholders will not hold any shares of the Company's Common Stock upon termination of this Offering (other than pursuant to the warrants described in Notes (1) and (2) above.)



         All of the Selling Shareholders other than Fox and Disney received the Shares in connection with the Company's acquisition of certain assets of Supercenter in August 1995 (the "Acquisition"). Jack Silverman, one of the Selling Shareholders, is the sole shareholder of Supercenter. In connection with such acquisition, the Company agreed to file this Registration Statement with the Commission covering the Shares offered hereby and to indemnify each such Selling Shareholder against claims made against them arising out of, among other things, statements or omissions made in this Registration Statement, including this Prospectus. Except for the Supercenter Agreement and the transactions contemplated thereby, the Company is unaware of any material relationship between any of such respective Selling Shareholders and the Company or its affiliates in the past three years.




                             PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders directly or through brokers, agents or dealers who may receive compensation in the form of commissions. The Shares may be sold in the over-the-counter market on the Nasdaq National Market, through negotiated transactions or otherwise, or in private transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at prices otherwise negotiated. Any such brokers, agents or dealers who effect a sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act.

         The Company has advised each Selling Shareholder that he or she and any such brokers, dealers or agents who effect a sale of the Shares are subject to the prospectus delivery requirements under the Securities Act. The Company also has advised each Selling Shareholder that in the event of a "distribution" of his Shares, such Selling Shareholder and any broker, dealer or agent who participates in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-6.


         The Company will pay substantially all of the expenses incident to the registration of the Shares, estimated to be approximately $73,000.00, as generally required pursuant to the agreements referred to elsewhere herein setting forth the Company's obligations to register the respective Shares owned by the Selling Shareholders. In addition, under such agreements, the Selling Shareholders will generally be indemnified by the Company against certain liabilities, including liabilities under the Securities Act.


         The Company's Common Stock is traded over-the-counter on the Nasdaq National Market. The last reported sale of the Company's Common Stock as of a recent date is set forth on the cover page of this Prospectus. Prospective purchasers should obtain current information regarding the trading price of the Common Stock.


                                LEGAL MATTERS

         The legality of the Shares offered hereby is being passed upon for the Company by Garvey, Schubert & Barer, Portland, Oregon.


                                   EXPERTS

         The consolidated financial statements and schedule included in the Company's 1995 Annual Report on Form 10-K for the year ended March 31, 1995 and the financial statements of Supercenter Entertainment Corporation as of December 31, 1994 and 1993 and for the years then ended included in the Company's Form 8-K dated August 31, 1995, which are incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


   Item 14.  Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of the Shares will be borne by the Company. Such expenses are estimated to be as follows:

   SEC Registration Fee                $   3,217
   Accountant's fees*                     15,000
   Legal fees*                            50,000
   Miscellaneous/Blue Sky*                 4,783

                Total                  $  73,000

   * Estimated

   Item 15.  Indemnification of Directors and Officers.

         Article VIII, Section 2 of the Company's amended and restated articles of incorporation ("Article VIII") and Article X of the Company's restated bylaws ("Article X") require the Company to indemnify officers, directors and employees to the fullest extent authorized by the Oregon Business Corporation Act ("the Act"). The effect of these provisions is summarized below but the description is qualified in its entirety by reference to the Act, Article VIII and Article X.

         Indemnification is granted in respect to any action, suit or proceeding (other than an action by or in the right of the corporation) against all expense, liability and loss reasonably incurred (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), if the indemnitee's conduct was in good faith, the indemnitee reasonably believed that his conduct was in the best interests of the Company, or at least not opposed to its best interests, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received, unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

         In addition, indemnification is granted in respect to any proceeding by or in the right of the Company against the expenses (including attorneys' fees) actually and reasonably incurred if the person acted in good faith and a manner reasonably believed to be in, or not opposed to, the best interests of the Company. No right of indemnity is granted if the person is adjudged liable to the Company, unless permitted by the court.

         Termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described above. If wholly successful on the merits of a proceeding, a person is entitled to indemnity as a matter of right. Because the limits of indemnity under Oregon law are not clearly defined, Article VIII and Article X may provide indemnity broader than that described above.

         Article VIII and Article X provide that the right of indemnification is a contract right and include the right to be paid by the Company the expenses incurred in defending a proceeding in advance of its final disposition; provided that, if required by Oregon law, the person seeking advances provides to the Company an undertaking to repay advanced amounts if it is determined by a final adjudication that the recipient is not entitled to indemnity. Any person claiming indemnity is explicitly authorized to sue the Company for payment and the Company will have the burden of proving the claimant failed to meet the standards of conduct making indemnity permissible. If the person claiming indemnity is successful in whole or in part in such a suit (or in a suit brought by the Company to recover an advancement of expenses), the person claiming indemnity shall also be entitled to be paid the expense of prosecuting (or defending) the suit.

         Article VIII and Article X also provide that the Company may maintain insurance to protect itself and its directors, officers, employees or agents against any expense, liability or loss whether or not the Company has the power to indemnify such person against such expense, liability or loss under Oregon law. The Company currently has liability insurance to indemnify its directors and officers against expense, liability or loss arising from claims by reason of their acts or omissions as officers and directors.

         The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any agreements, statute, vote of shareholders, action of directors or otherwise.

   Item 16.  List of Exhibits.

   Exhibit Number    Description
         2           Asset Purchase Agreement, dated as of August 25, 1995,
                     among Rentrak Corporation, Supercenter Entertainment
                     Corporation and Jack Silverman, and the principal
                     exhibits thereto (the "Asset Purchase Agreement").1
         3.1         Amended and Restated Articles of Incorporation of the
                     Company and amendments thereto.2


         3.2         By-laws of the Company.3

         5           Opinion re:  legality.
         23.1        Consent of Attorneys (incorporated in Exhibit 5
               hereof).

         23.2        Consent of Arthur Andersen LLP.

         24          Power of Attorney (previously filed).

   1. Filed as an exhibit to the Company's Current Report on Form 8-K dated August 25, 1995 (filed September 1, 1995), and incorporated by reference herein.

   2.    Filed as Exhibit 3.1 to the Company's Registration Statement on
         Form S-3 filed on November 21, 1994, and incorporated by reference herein.


   3.    Filed as Exhibit 10.8 to the Company's 1991 Annual Report on Form
         10-K filed on May 6, 1991, and incorporated by reference herein.


   Item 17.  Undertakings.

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect
                           to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on February 15, 1996.

                                                   Registrant: Rentrak
   Corporation

                                                   By       /s/ Ron Berger

                                                         Ron Berger,
                                                         Chairman of the
   Board, Chief
                                                         Executive Officer
   and President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                           Title                           Date

                   *           Chairman of the Board, Chief Executive    February 15, 1996
                               Officer and President
           Ron Berger          (Principal Executive Officer)
        /s/ F. Kim Cox         Executive Vice President-Finance and      February 15, 1996
                               Chief Financial Officer
           F. Kim Cox          (Principal Financial Officer and Chief
                               Accounting Officer)

                  *            Director                                  February 15, 1996

        James P. Jimirro

                  *            Director                                  February 15, 1996

         Muneaki Masuda
                  *            Director                                  February 15, 1996

        Peter Dal Bianco

                 *             Director                                  February 15, 1996

           Bill LeVine
                 *             Director                                  February 15, 1996

         Stephen Roberts

      * The undersigned, by signing his name hereto, does sign and execute this Amendment to Registration Statement pursuant to a Power of Attorney executed on behalf of the above-named officers and directors and heretofore filed with the Securities and Exchange Commission.

   Date:  February 15, 1996                           /s/ F. Kim Cox

                                                        F. Kim Cox





                                EXHIBIT INDEX

   Exhibit Number                   Description

      2                             Asset Purchase Agreement, dated as of
                                    August 25, 1995, among Rentrak
                                    Corporation, Supercenter Entertainment
                                    Corporation and Jack Silverman, and
                                    the principal exhibits thereto (the
                                    "Asset Purchase Agreement").1

      3.1                           Amended and Restated Articles of
                                    Incorporation of the Company and
                                    amendments thereto.2


      3.2                           By-laws of the Company.3

      5                             Opinion re: legality.

      23.1                          Consent of Attorneys (incorporated in
                                    Exhibit 5 hereof).

      23.2                          Consent of Arthur Andersen LLP.

      24                            Power of Attorney (previously filed).



   1. The Asset Purchase Agreement was filed as an exhibit to the Company's
      Current Report on Form 8-K dated August 25, 1995 and is incorporated by reference herein.


   2. Filed as Exhibit 3.1 to the Company's Registration Statement on Form
      S-3 filed on November 21, 1994, and incorporated herein by reference.


   3. Filed as Exhibit 10.8 to the Company's 1991 Annual Report on Form 10-
      K filed on May 6, 1991, and incorporated by reference herein.


(TEXT>